Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description of certain provisions of the securities of Uranium Royalty Corp. (the “Company”) is not intended to be complete, does not describe every aspect of our securities, and is subject to, and qualified in its entirety by reference to, all the provisions of our amended and restated Certificate of Incorporation, as amended (the “Charter”), our Certificate of Designation of Class A Preferred Stock and Class B Preferred Stock, as filed with the Delaware Secretary of State as of July 27, 2026 (the “Certificate of Designation”), and our Bylaws, as amended (the “Bylaws”). We refer you to the Charter, the Certificate of Designation, and the Bylaws, copies of which have been filed as exhibits to our reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference into this Annual Report on Form 10-K for the year ended April 30, 2026.

Authorized Capital Stock

As of July 28, 2026, our Charter authorizes us to issue a total of 1,000,000,000 shares of capital stock, consisting of (i) 999,990,000 shares of common stock, $0.001 par value per share (“common stock”), (ii) one share of special voting stock, $0.001 par value per share (the “Special Voting Share”), and (iii) 9,999 shares of preferred stock, $0.001 par value per share (“preferred stock”). Our Board of Directors has designated one share of preferred stock as Class A Preferred Stock and one share of preferred stock as Class B Preferred Stock; the remaining shares of preferred stock are undesignated. Our Board of Directors is authorized, without stockholder approval except as may be required by the listing rules of Nasdaq, to issue additional shares of our capital stock. As of July 28, 2026, 381,067,318 shares of common stock, one Special Voting Share, one share of Class A Preferred Stock and one share of Class B Preferred Stock were issued and outstanding.

The Special Voting Share is a single share of a separate class of our capital stock. In connection with the Arrangement, we issued the Special Voting Share to Computershare Trust Company of Canada, as trustee, under a Voting and Exchange Trust Agreement, for the benefit of the holders of exchangeable shares of UROY ExchangeCo Ltd., our indirect subsidiary. The Special Voting Share carries voting rights but no economic rights and is described further below under “Special Voting Share.”

Common Stock

As of July 28, 2026, there were 381,067,318 shares of common stock outstanding.

Listing

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “UROY.”

Dividends

Subject to the rights of holders of preferred stock, if any, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors (our “Board of Directors”) out of funds legally available therefor.

Voting

Under the terms of our Charter, each share of common stock entitles the holder of record to one vote on each matter submitted to a vote of stockholders. Except as required by law or as described below under

“Special Voting Share,” holders of common stock vote together with the holder of the Special Voting Share as a single class, and the Delaware General Corporation Law (the “DGCL”) does not provide for cumulative voting, and our Charter does not provide otherwise.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and after making provision for the preferential and other amounts, if any, to which holders of preferred stock are entitled, the remaining assets and funds of the Company available for distribution (less the par value of the Special Voting Share) are divided among and paid ratably to the holders of common stock in proportion to the number of shares held by each such holder. A consolidation, reorganization or merger of the Company with another person, a conversion of the Company, or a sale of all or substantially all of our assets, is not considered a dissolution, liquidation or winding up of the Company for this purpose.

Other Rights

Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Special Voting Share

In connection with the Arrangement (as defined in this Annual Report), we issued one special voting share (the “Special Voting Share”) to Computershare Trust Company of Canada, as trustee (the “Trustee”), pursuant to a Voting and Exchange Trust Agreement among us, UROY CallCo ULC, UROY ExchangeCo Ltd. and the Trustee (the “Voting and Exchange Trust Agreement”). The Trustee holds the Special Voting Share for the benefit of the holders (other than us and our affiliates) of exchangeable shares (the “Exchangeable Shares”) of UROY ExchangeCo Ltd., our indirect subsidiary.

The Special Voting Share entitles the Trustee, as holder of record, to a number of votes, on any matter on which holders of common stock are entitled to vote, equal to the number of Exchangeable Shares outstanding as of the applicable record date (excluding Exchangeable Shares held by us and our affiliates) as to which the Trustee has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement, with each such Exchangeable Share being exchangeable on a one-for-one basis for shares of our common stock. The Special Voting Share votes together with the common stock as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by law. The Trustee is required to exercise those voting rights in accordance with instructions received from the holders of Exchangeable Shares, and the voting rights attached to the Special Voting Share terminate in accordance with the Voting and Exchange Trust Agreement. The Special Voting Share is not entitled to receive any dividends or other distributions of the Company. In the event of any liquidation, dissolution or winding up of the Company, after payment of all debts and liabilities and after making provision for the preferential and other amounts, if any, to which holders of preferred stock are entitled, the Trustee, as holder of the Special Voting Share, is entitled to receive an amount equal to the par value of the Special Voting Share, and no more, with the remaining assets distributed pro rata to the holders of common stock. The Special Voting Share is not transferable except to a successor trustee under the Voting and Exchange Trust Agreement. The Special Voting Share is automatically redeemed by us for an amount equal to its par value at such time as it has no votes attached to it.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. In connection with the Arrangement, our Board of Directors designated one share of preferred stock as Class A Preferred Stock and one share of preferred stock as Class B Preferred Stock. The remaining authorized shares of preferred stock are undesignated. The effect of issuing preferred stock could include, among other things, one or more of the following:

•
restricting dividends in respect of our common stock;
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diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
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impairing the liquidation rights of our common stock; or
•
delaying or preventing a change of control of us.

Class A Preferred Stock and Class B Preferred Stock

Our Charter designates the Class A Preferred Stock and the Class B Preferred Stock as non-voting and redeemable series of preferred stock. In connection with the Arrangement, we issued one share of Class A Preferred Stock to an affiliated entity of Orion Resource Partners (USA) LP and one share of Class B Preferred Stock to HRG Metals LP (together with the Class A Preferred Stock, the “Preferred Stock”). Neither the Class A Preferred Stock nor the Class B Preferred Stock is convertible into any other securities of the Company, and holders of the Preferred Stock are not entitled to vote on matters with the common stock.

Ranking

The Preferred Stock (inclusive of any dividends thereon) ranks senior and in priority of payment to our common stock, the Special Voting Share, any other preferred stock and any other equity interests of the Company, in any liquidation, dissolution or winding up of the Company. So long as any share of Preferred Stock is outstanding, no dividends or distributions on, or purchases or redemptions of, our common stock, the Special Voting Share, any other preferred stock or any other equity interests of the Company may be paid or declared, except for the automatic redemption of the Special Voting Share described above.

Dividends and Distributions

Under the Certificate of Designation, the holders of the Preferred Stock were entitled to receive, on the Effective Date, a special cash distribution in an aggregate amount equal to $69,152,173.91, allocated in the amount of $8,087 to the holder of the Class A Preferred Stock and $69,144,087 to the holder of the Class B Preferred Stock. In addition, the holders of the Preferred Stock are entitled to distributions of available cash attributable to the Company’s receipt of the Seller Share of the Sweetwater Cash Amount under the Arrangement, until such holders have received such distributions in an aggregate amount equal to the Seller Share of the Sweetwater Cash Amount, as mutually determined by the Company and the holders of the Preferred Stock as of the Effective Date (the “Aggregate Amount of Sweetwater Cash Dividends”). These distributions are allocated 72.83% to the holder of the Class A Preferred Stock and 27.17% to the holder of the Class B Preferred Stock and are required to be paid on March 31 and September 30 of each year in which any portion of the Aggregate Amount of Sweetwater Cash Dividends remains outstanding, provided that we may pay any such distributions at any earlier time to the extent administratively feasible, upon two days’ prior written notice to each holder of Preferred Stock.

Redemption

The Preferred Stock will be automatically redeemed once its holders have received Sweetwater Cash Dividends equal to the full Aggregate Amount of Sweetwater Cash Dividends, without further action by any party. Before that time, we may redeem the Preferred Stock, at our option, in cash for an amount equal to the Aggregate Amount of Sweetwater Cash Dividends less the Sweetwater Cash Dividends previously paid to the holders of Preferred Stock (the “Redemption Price”), allocated 72.83% to the holder of the Class A Preferred Stock and 27.17% to the holder of the Class B Preferred Stock. We must also redeem the Preferred Stock for the Redemption Price immediately prior to and conditioned upon the consummation of certain reclassifications, statutory exchanges, mergers, amalgamations, consolidations, recapitalizations or reorganizations. The Preferred Stock is not subject to any sinking fund.

Covenants

The Certificate of Designation contains certain affirmative and negative covenants. While any Preferred Stock remains outstanding, and without the written consent of each holder of Preferred Stock, we generally may not pay dividends or other distributions on, or purchase or redeem, any of our equity interests, including in connection with any merger, amalgamation or consolidation, other than the distributions and redemptions contemplated by the Certificate of Designation. Without the written consent of each holder of Preferred Stock, we and our subsidiaries may not issue equity securities (or securities convertible into or exchangeable or exercisable for equity securities) that rank pari passu with or senior to the Preferred Stock or make certain other restricted payments, in each case subject to the exceptions set forth in the Certificate of Designation. The Certificate of Designation also restricts, without the written consent of each holder of Preferred Stock, certain sales of all or substantially all of our or our subsidiaries’ assets (unless cash consideration is received that is at least equal to the fair market value of such assets and sufficient to pay the holders the Redemption Price) and certain amendments to our or our subsidiaries’ organizational documents or the Certificate of Designation that would be materially adverse to the holders or that would affect the holders in a manner materially different than other holders of our securities.

Certain Provisions of Our Charter, Bylaws and the DGCL

Certain provisions of Delaware law as well as our Charter and Bylaws, which are summarized in the following paragraphs, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Blank-Check Preferred Stock Authority

Our Charter authorizes our Board of Directors to issue shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, without further stockholder approval, except as may be required by the listing rules of Nasdaq, the exchange on which our common stock is listed. The ability to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company, as our Board of Directors could issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company.

See “Preferred Stock” above for a description of the terms of our outstanding Class A Preferred Stock and Class B Preferred Stock.

Board Vacancies

Subject to the rights of holders of preferred stock and the terms of the Investors Rights Agreement described elsewhere in this Annual Report, vacancies occurring on our Board of Directors for any reason may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and may not be filled by our stockholders.

Stockholder Action; Special Meeting of Stockholders

Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting. In addition, special meetings of stockholders may be called only by or at the direction of our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors or by any of our officers designated by our Board of Directors for such purpose, and may not be called by any other person or persons.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws establish advance notice procedures for stockholder proposals and director nominations at meetings of stockholders. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting. In the event of a special meeting at which directors are to be elected, the stockholder’s notice must be delivered not later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of the 120th day prior to such special meeting or the 10th day following public disclosure of the date of the special meeting. Our Bylaws also specify the form and content of a stockholder’s notice, including, among other things, information regarding the nominee or proposed business, the stockholder making the proposal, and any material interest of the stockholder in such proposal. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Choice of Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or stockholder of the Company to us or to our stockholders, (C) any action arising pursuant to any provision of the DGCL, the Charter, or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, and (D) any action asserting a claim governed by the internal affairs doctrine; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our securities is deemed to have notice of and consented to these provisions.

Limitations on Liability and Indemnification Matters

The DGCL gives corporations the power to indemnify persons in connection with proceedings brought by reason of the fact that such person was or is acting pursuant to his or her corporate status. Our Bylaws require us to indemnify, and advance expenses to, our directors and officers to the fullest extent permitted by the DGCL. Our Bylaws also permit discretionary indemnification, to the extent authorized from time to time by our Board of Directors or our Chief Executive Officer, for our employees and agents.

Our Charter provides that, to the fullest extent permitted by Delaware law, no director or officer of the Company is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer. Our Charter further provides that we are authorized to indemnify, and to advance expenses to, each current or former director, officer, employee or agent of the Company to the fullest extent permitted by Section 145 of the DGCL. No amendment to, or modification or repeal of, these provisions will eliminate, reduce or otherwise adversely affect any right or protection of a director, officer, employee or agent of the Company existing thereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

Quorum

Our Bylaws provide that the presence, in person, by means of remote communication, or by proxy, of the holders of one-third of our outstanding capital stock entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business. A quorum, once established, is not broken by the subsequent withdrawal of enough votes to otherwise leave less than a quorum.

Corporate Opportunity Waiver

Our Charter contains provisions renouncing any interest or expectancy of the Company in certain business opportunities presented to “Covered Persons,” which include the Orion Sellers, HRG Metals LP and Ontario Teachers’ Pension Plan Board (each as defined in the Charter), their respective principals, members, partners, stockholders, directors, officers, employees and other representatives, and any person designated by a Sweetwater Investor to serve as a director of the Company (other than any such person who is also an employee of the Company or its subsidiaries). Under these provisions, no Covered Person has any duty to refrain from engaging in the same or similar lines of business as the Company or otherwise competing with the Company, except for any opportunity presented to a Covered Person solely in such person’s capacity as an officer, director or stockholder of the Company. The corporate opportunity provisions terminate with respect to a given Sweetwater Investor and its related Covered Persons at such time as such Sweetwater Investor ceases to beneficially own at least 5% of our then outstanding common stock; provided that such termination does not affect opportunities that arose prior to such time. These provisions may limit our ability to participate in business opportunities that might otherwise be available to us.

Our Charter provides that no provision of the article thereof relating to the corporate opportunity waiver described above may be amended, altered, changed or repealed without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all the voting power of all then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.

Section 203 and Business Combinations

Our Charter does not opt out of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his or its affiliates and associates, owns 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.